Exhibit 99.1

OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS THIRD QUARTER RESULTS.

Byron Center, MI, October 21, 2008 — — OAK Financial Corporation (OKFC), a West Michigan-based bank holding company, reported third quarter net income of $737,000, down 58% from the $1,761,000 reported in the third quarter of 2007. Basic and diluted earnings per share in the third quarter of 2008 were $0.27, a decrease of 58% from the $0.65 reported for the third quarter of 2007. On a year-to-date basis, net income and earnings per share are each down 35% from the year-to-date period in 2007. The decline in net income is largely the result of an increase in the provision for loan losses, higher loan collection costs and impairment charges and losses on the sale of other real estate owned.

The bank’s total assets and total loans reached new record levels. Total assets at September 30, 2008 equaled $802 million, surpassing the $800 million mark for the first time. Total assets increased $15 million during the third quarter and $59 million during the first nine months of 2008. Total loans increased $21 million during the third quarter to $650 million at September 30, 2008. Compared to one year ago, total assets increased $71 million, or 10%, total loans increased $89 million, or 16%, and total deposits increased $39 million, or 6%. The bank continues to be well capitalized, with an equity-to-asset ratio of 8.9% at September 30, 2008 compared to 9.5% at December 31, 2007.

“Despite continuing headwinds from a slowing economy and turmoil within the financial markets, our core operating performance remains strong,” said Patrick K. Gill, President and CEO of OAK Financial Corporation and Byron Bank. “Our earnings, however, have been impacted by our decision to increase our loan loss reserve, which we believe is prudent in light of current business conditions. As an indicator of credit quality, our level of non-performing assets (NPA’s) continues to compare very favorably to both industry and peer group averages. Determined to not be distracted by things we can’t control, we remain committed to building long-term value for our shareholders by capitalizing upon our many opportunities.”

After remaining in a narrow range for over a year, Byron Bank’s third quarter net interest margin declined 25 basis points from the prior quarter and 26 basis points from a year ago. The decline is the result of a sharp increase in funding costs and shift of $30 million of overnight funding to more expensive longer term funding as a result of the liquidity constraints in the U.S. financial markets. The net interest margin in the third quarter of 2008 was 3.31% compared to 3.57% for the third quarter of 2007. The decline in the net interest margin and net interest income was partially offset by the growth in earning assets.

The provision for loan losses was $1,400,000 in the third quarter compared to $930,000 in the second quarter of 2008 and $162,000 during the third quarter of 2007. Although net loans charged off totaled $207,000, the additional provision was deemed appropriate based on loan growth and increasing credit risk. An increase in our non-performing assets, which is described below, and the decline in real estate values have contributed to the increase in credit risk. As a result of the higher loan loss provision, the allowance as a percent of total loans increased from 1.20% at the end of 2007 to 1.39% at September 30, 2008.

Losses on the sale of other real estate and impairment charges due to the continuing decline in real estate values resulted in a $281,000 decline, or 14% reduction in non-interest income in the third quarter of 2008 compared to the third quarter of 2007. For the year-to-date period, total non-interest income increased $65,000, or 1%, in 2008 compared to 2007. Excluding the losses on the disposal and impairment charges on other real estate owned, total non-interest income increased 3% during the third quarter of 2008. Excluding the gains and losses on the disposal and impairment charges on other real estate, total non-interest income increased 8% for the year-to-date period. Increases in fee income were achieved in each line of business: deposit service charges increased 6%, insurance and brokerage fees increased 6%, and mortgage banking fees increased 21% for the year-to-date period.

Operating expenses increased $193,000, or 4%, in the third quarter of 2008 compared to the third quarter of 2007. For the nine-month period, total operating expenses increased 8%. Total salary and benefit costs increased 1% during the third quarter and 4% year-to-date when compared to the same periods in 2007. Increases in staff expense were partially offset by a decline in management incentive accruals. There were also increases in occupancy and equipment expense, including the costs of adding our 14th office, which is located on East Paris in Grand Rapids, and several building renovations. Other non-interest expense was approximately the same in the third quarter of 2008 and 2007.

Non-performing assets increased $2.1 million during the third quarter of 2008 to $8.8 million. This represents 1.10% of total assets and compares to .85% at June 30, 2008 and .93% at December 31, 2007. At September 30, 2008, total non-performing assets consists of $2.4 million of other real estate, $4.6 million of loans that are not accruing interest, and approximately $1.8 million of loans that are more than 90 days past due, but still accruing interest. Net loans charged-off as a percent of total average loans was .13% in the third quarter of 2008 compared to .13% in the second quarter of 2008 and .08% in the third quarter of 2007. Net loans charged-off in the third quarter totaled $207,000 compared to $116,000 during the third quarter of 2007. Total net loans charged-off for the first nine months of 2008 was .21% compared to .07% during the same period of 2007.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 14 banking offices serving 14 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our Byron Insurance Agency subsidiary provides products, such as property and casualty, life, disability and long-term care insurance. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:
Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data) ASSETS	September 30, 2008 (Unaudited)	December 31, 2007

Cash and cash equivalents	$12,562	$15,342

Available-for-sale securities	111,171	117,627

Loans held for sale	1,758	3,496

Total loans	650,457	582,296
Allowance for loan losses	(9,053)	(7,008)
Net Loans	641,404	575,288

Accrued interest receivable	4,112	3,580
Premises and equipment, net	16,758	16,372
Restricted investments	4,461	3,379
Other assets	10,030	8,362

Total assets	$802,256	$743,446

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$73,284	$74,015
Interest bearing	567,018	491,433
Total deposits	640,302	565,448

Federal funds purchased	2,900	37,600
Repurchase agreements	20,350	20,350
FHLB advances	60,683	43,258
Other borrowed funds	923	436
Other liabilities	5,502	5,541
Total liabilities	730,660	672,633

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,703
Additional paid-in capital	32,778	32,778
Retained earnings	36,648	35,014
Accumulated other comprehensive income	(533)	318
Total stockholders' equity	71,596	70,813

Total liabilities and stockholders' equity	$802,256	$743,446

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three Months ended September 30, (Unaudited)		Nine Months ended September 30, (Unaudited)
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$9,528	$10,437	$28,875	$30,516
Available-for-sale securities	1,245	1,314	3,753	3,799
Restricted investments	60	39	155	118
Other interest income	22	73	25	76
Total interest income	10,855	11,863	32,808	34,509

Interest expense
Deposits	3,695	5,097	11,274	14,574
Federal funds purchased	56	147	470	561
Repurchase agreements	247	203	736	287
FHLB advances	750	475	1,962	1,369
Other borrowed funds	1	4	7	34
Total interest expense	4,749	5,926	14,449	16,825

Net interest income	6,106	5,937	18,359	17,684

Provision for loan losses	1,400	162	3,005	659

Net interest income after provision for loan losses..	4,706	5,775	15,354	17,025

Non-interest income
Service charges on deposit accounts	1,414	1,340	4,053	3,827
Mortgage banking	210	225	917	756
Net gain on sales of available for sale securities	-	-	52	10
Insurance premiums and brokerage fees	328	265	953	897
Other	(176)	227	119	539
Total non-interest income	1,776	2,057	6,094	6,029

Non-interest expenses
Salaries	2,568	2,632	7,812	7,677
Employee benefits	537	439	1,734	1,503
Occupancy (net)	471	386	1,366	1,186
Furniture and fixtures	341	285	961	849
Other	1,741	1,723	5,288	4,734
Total non-interest expenses	5,658	5,465	17,161	15,949

Income before federal income taxes	824	2,367	4,287	7,105

Federal income taxes	87	606	869	1,852

Net income	$737	$1,761	$3,418	$5,253

Income per common share:
Basic	$0.27	$0.65	$1.26	$1.94
Diluted	$0.27	$0.65	$1.26	$1.94

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited) (Dollars in thousands except per share data)	3rd Qtr 2008	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007
Earnings
Net interest income	$6,106	$6,235	$6,018	$5,828	$5,937
Provision for loan losses	$1,400	$930	$675	$562	$162
Non-interest income	$1,776	$2,133	$2,185	$2,259	$2,057
Non-interest expense	$5,658	$5,911	$5,592	$5,615	$5,465
Net income	$737	$1,199	$1,482	$1,476	$1,761
Basic earnings per share	$0.27	$0.44	$0.55	$0.55	$0.65
Diluted earnings per share	$0.27	$0.44	$0.55	$0.55	$0.65
Average shares outstanding	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	0.37%	0.62%	0.80%	0.80%	0.97%
Return on average equity	4.06%	6.64%	8.29%	8.32%	10.19%
Net interest margin (tax-equivalent)	3.31%	3.56%	3.56%	3.49%	3.57%
Efficiency ratio	70.0%	69.0%	66.1%	67.5%	66.7%
Full-time equivalent employees	204	202	200	200	197
Ending equity to ending assets	8.92%	9.06%	9.46%	9.53%	9.49%
Book value per share	$26.49	$26.37	$26.77	$26.20	$25.67

Asset Quality
Net loans charged-off	$207	$195	$558	$1,427	$116
Net charge-offs to total average loans (annualized)	0.13%	0.13%	0.38%	1.00%	0.08%
Nonperforming assets	$8,838	$6,714	$5,236	$6,932	$5,041
Allowance for loan losses to total loans	1.39%	1.25%	1.18%	1.20%	1.40%
Nonperforming assets to total assets	1.10%	0.85%	0.68%	0.93%	0.69%

(Dollars in thousands except per share data)	YTD 9/30/08	YTD 9/30/07
Earnings
Net interest income	$18,359	$17,684
Provision for loan losses	$3,005	$659
Non-interest income	$6,094	$6,029
Non-interest expense	$17,161	$15,949
Net income	$3,418	$5,253
Basic earnings per share	$1.26	$1.94
Diluted earnings per share	$1.26	$1.94
Average shares outstanding	2,703	2,703

Performance Ratios
Return on average assets	0.59%	1.01%
Return on average equity	6.32%	10.39%
Net interest margin (tax-equivalent)	3.47%	3.68%
Efficiency ratio	68.2%	65.6%

Asset Quality
Net loans charged-off	$960	$296
Net charge-offs to total average loans (annualized)	0.21%	0.07%